Exhibit 99.1

Company contact:

Paul Schneider

TorreyPines Therapeutics, Inc.

858-623-5665 X125

pschneider@TPTXinc.com

TorreyPines Receives Notice of Delisting from Nasdaq Global Market

La Jolla, CA (July 20, 2009) – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) announced today that it had received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market notifying the Company that it did not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing set forth in Listing Rule 5450(b)(1)(A), prior to the expiration of the extension granted by the Staff on July 14, 2009. TorreyPines initially received notification from the Staff of its noncompliance with the minimum $10,000,000 stockholders’ equity requirement for continued listing on March 31, 2009.

The Company plans to request a hearing before the Nasdaq Listing Qualifications Panel to review the Staff determination to delist the Company’s common stock. The request for a hearing will stay the Staff determination to delist the Company’s common stock until the Panel renders a determination following the hearing. The hearing is expected to be scheduled within 30 to 45 days of the Company’s request, which the Company will submit on July 21, 2009.

There can be no assurances that the Listing Qualifications Panel will grant the Company’s request for continued listing on The Nasdaq Global Market, in which case the Company’s common stock could be delisted from The Nasdaq Stock Market.

About TorreyPines Therapeutics, Inc.

TorreyPines Therapeutics, Inc. is a biopharmaceutical company which has been committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal has been to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine and chronic pain. The company currently has two ionotropic glutamate receptor antagonist clinical stage product candidates. Further information is available at www.tptxinc.com.

This press release contains forward-looking statements or predictions. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2008 and TorreyPines other SEC reports. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and TorreyPines undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.